Exhibit 10.28

EXECUTIVE SUPPLEMENTAL COMPENSATION AGREEMENT

THIS Executive Supplemental Compensation Agreement (hereafter "Agreement") is made and entered into effective as of [Effective Date] by and between COLUMBIA STATE BANK (hereinafter the "Bank" or "Employer"), a bank organized and existing under the laws of the state of Washington, and _______________, an individual residing in the State of Washington (hereinafter "Executive").
RECITALS

WHEREAS, Executive's experience, knowledge of the affairs of the Bank, reputation, and contacts in the industry are extremely valuable and that the assurance of Executive's continued employment is desired for aiding in the future growth and profits of the Bank, and whereas it is in the best interests of the Bank to arrange terms of continued employment for Executive so as to reasonably ensure that Executive remains in the Bank's employment during Executive's lifetime or until the age of retirement;

WHEREAS, Executive is willing to be employed by the Bank provided the Bank agrees to pay certain benefits in accordance with the terms and conditions hereinafter set forth;

WHEREAS, Executive and the Bank wish to specify in writing the terms and conditions upon which this additional compensatory incentive will be provided to Executive;
WHEREAS, it is the intent of the parties hereto that this agreement be considered an unfunded arrangement maintained primarily to provide deferred compensation for a select group of management or highly compensated employees under Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974 ("ERISA");

WHEREAS, Executive is fully advised of the Bank's financial status;

NOW, THEREFORE, in consideration of the services to be performed by Executive in the future, as well as the mutual promises and covenants contained herein, Executive and the Bank agree as follows:

AGREEMENT

1.0Terms and Definitions. For the purposes of this Agreement, the following terms shall have the meanings indicated below, unless the context clearly indicates otherwise. In the event any provision of this Agreement is ambiguous, then it shall be interpreted in a manner that is consistent with the Internal Revenue Code and any related notices or guidance, including but not limited to Code Section 409A. Subject to the forgoing, the terms below shall be defined as follows:

1.1Administrator. The Bank shall be the "Administrator" and, solely for the purposes of ERISA, the "fiduciary" of this Agreement where a fiduciary is required by ERISA.

1.2Beneficiary(ies). The term "Beneficiary(ies)" shall mean the individual(s) or entities designated to receive any Executive Benefit due or outstanding upon Executive's death. The Beneficiary(ies) shall be designated in accordance with the provisions of Section 8.0.

1.3Change in Control. For the purposes of this Agreement, a "Change in Control" shall mean and shall include any of the following (and for the purposes of this provision, the term "corporation" shall mean the Bank):

A.Change in the Ownership of a Corporation. A change in the ownership of a corporation occurs on the date that any one person or persons acting as a group (as defined in Code Section 409A), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of such corporation. The acquisition of additional stock by the same person or group is not considered to cause a change in the ownership of the corporation.

B.Change in the Effective Control of a Corporation. A change in the effective control of the corporation shall be deemed to occur on either of the following dates:

(i)The date any one person, or persons acting as a group acquires (or has acquired during the 12 month period ending on the date of the most recent acquisition by such person or group) ownership of stock of the corporation possessing thirty percent (30%) or more of the total voting power of the stock of such corporation; or

(ii)The date a majority of members of the corporation's board of directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation's board of directors before the date of the appointment or election.

C.Change in the Ownership of a Substantial Portion of a Corporation's Assets. A change in the ownership of a substantial portion of a corporation's assets shall be deemed to occur on the date that any one person or group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such acquisition or acquisitions. No Change in Control shall result if the assets are transferred to certain entities controlled directly or indirectly by the shareholders of the transferring corporation.

In addition, to constitute a Change in Control event with respect to Executive, the Change in Control event must relate to (i) the corporation for whom Executive is performing services at the time of the Change in Control; (ii) The corporation that is liable for the payment of the amounts described herein (or all corporations liable for the payment if more than one corporation is liable) but only if either the deferred compensation is attributable to the performance of service by Executive for such corporation(s) or there is a bona fide business purpose for such corporation(s) to be liable for such payment and, in either case, no significant purpose of making such corporation(s) liable for such payment is the avoidance of Federal income tax; or (iii) a corporation that is a majority shareholder of a corporation identified in (i) or (ii) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in (i) or (ii) above.

1.4Code. The "Code" shall mean the Internal Revenue Code of 1986, as amended.

1.5Disability/Disabled. For the purposes of this Agreement, Executive will be considered Disabled if it is determined, in a manner consistent with Code Section 409A, that:

A.Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

B.Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the employee's employer.

In the event a disability policy has been purchased by the Bank for Executive, then the individual or entity responsible for determining such disability thereunder shall determine Executive's Disability under this Agreement (using the forgoing Disability definition). In the event no such disability policy exists, then the Plan Administrator shall make a good faith determination of Disability in a manner which is consistent with Code Section 409A and utilizing the appropriate medical consultants.

1.6Effective Date. The term "Effective Date" shall mean the date identified as such in the opening

1.7ERISA. The term "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

1.8Executive Benefit. The term "Executive Benefit" shall mean the benefit amounts determined pursuant to Sections 3 through 5 (including sub-paragraphs, as applicable), reduced or adjusted to the extent: (a) required under the other provisions of this Agreement; or (b) required by reason of the lawful order of any regulatory agency or body having jurisdiction over the Employer; or (c) required in order for the Employer to comply with any and all applicable state and federal laws, including, but not limited to, income, employment and disability income tax laws (e.g. FICA, FUTA, SDI).

1.9Involuntary Termination/ Involuntary Separation From Service. In accordance with Code Section 409A, the terms "Involuntary Termination" or "Involuntary Separation From Service" shall mean a Separation From Service due to the independent exercise of the unilateral authority of the Bank to terminate Executive's services, other than due to Executive's implicit or explicit request, where Executive was willing and able to continue performing services (and not as the result of a Disability or a Termination for Cause).

1.10Net Present Value. The term "Net Present Value" (or "NPV") shall mean the value as of a specified date, of future cash payments due, calculated using a discount rate which is equal to the "applicable interest rate" specified by Code Section 417(e)(3)(C) and as of the date of Executive's Disability.

1.11Remains Employed. The term "Remains Employed" shall mean that Executive has not experienced a Separation From Service with the Bank.

1.12Service Period. For the purposes of this Agreement, the term "Service Period" shall refer to the period of time between the effective date of this Agreement and 10th anniversary of Effective Date. The Service Period shall expire on 10 years plus one day following Effective Date.

1.13Service Ratio. For the purposes of this Agreement, the "Service Ratio" shall be a fraction, the numerator of which shall be the number of full months Executive has been employed by the Bank since the Effective Date of this Agreement, and the denominator of which shall be one hundred twenty (120).

1.14Specified Employee. In accordance with Code Section 409A, the term "Specified Employee" means an employee who, as of the date of his Separation from Service, is a key employee of an employer of which any stock is publicly traded on an established securities market or otherwise. An employee is a key employee if the employee meets the requirements of section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding section 416(i) (5)) at any time during the twelve (12) month period ending on a specified employee identification date. If Executive is a key employee as of a specified employee identification date, then Executive shall be treated as a key employee for the entire twelve (12) month period beginning on the specified employee effective date.

1.15Termination For Cause. For the purposes of this Agreement, a Termination for "Cause" shall be defined as it is in any existing Employment Agreement between the parties. In the event no such Employment Agreement exists, then a Termination for "Cause" shall be defined as a Termination because of any of the following:

A.Willful misfeasance or gross negligence;

B.Conduct demonstrably and significantly harmful to Employer or a financial institution subsidiary; or

C.Conviction of a felony.

1.16Termination For Good Reason. A termination shall be deemed to be for "Good Reason" if, after a Change of Control, Executive Separates From Service on or after the occurrence of any of the below events and such events occur without Executive's consent:

A.A material diminution in Executive's base compensation;

B.A material diminution in Executive's authority, duties, or responsibilities;

C.A material change in the geographic location at which Executive must perform services (within the meaning of Treasury Regulations Section 1.409A-1(n)(2)(ii)(A)(5)), provided that in no event shall a change in geographic location of less than forty-five (45) miles be considered a material change in geographic location for purposes of this Agreement;

In the event of any of the forgoing circumstances, Executive shall provide notice to Employer of the existence of the conditions described above within a period not to exceed ninety (90) days of the initial existence of said condition, upon the notice of which Employer must be provided a period of at least thirty (30) days during which it may remedy the condition. If the condition is not remedied within those thirty (30) days and Executive Voluntarily Terminates his employment within the two (2) year period following the initial occurrence of one or more of these conditions, then such Separation From Service shall be deemed to have been for "Good Reason".

1.17Termination of Employment and Separation From Service. The term "Termination of Employment" (or "Terminate" or "Terminates") as used in this Agreement shall be used interchangeably with the term "Separation From Service" and shall be interpreted in accordance with the provisions of Code Section 409A and any related notices, guidance or regulations. Whether a Separation From Service (or Termination of Employment) has occurred is determined based on whether the facts and circumstances indicate that the Bank and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) will permanently decrease to no more than twenty (20%) percent of the average level of bona fide services performed (as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of service if the employee has been providing services to the employer less than 36 months). There shall be no Separation From Service while Executive is on military leave, sick leave or other bona fide leave of absence, as long as such leave does not exceed six (6) months, or if longer, so long as Executive retains a right to reemployment with the Bank under an applicable statute or by contract.

1.18Voluntary Termination. The term "Voluntary Termination" shall mean a Separation From Service elected by the Executive (and distinct from Disability).

2.0Scope, Purpose and Effect.

2.1Contract of Employment. Although this Agreement is intended to provide Executive with additional incentive to remain in the employ of the Bank, this Agreement shall not be deemed to constitute a contract of employment between Executive and the Bank, nor shall any provision of the Agreement be applied to restrict or expand the right of the Bank to terminate Executive's employment with or without Cause. This Agreement shall have no impact or effect upon any separate written employment agreement which Executive may have with the Bank, it being the parties' intention and agreement that unless this Agreement is specifically referenced in such employment agreement, then this Agreement (and the Bank's obligations hereunder) shall stand separate and apart and shall have no effect on, or be affected by, the terms and provisions of any employment agreement. Unless stated otherwise, events of Termination of Employment shall be characterized, for purposes of interpreting this Agreement, in accord with the definitions herein.

2.2Fringe Benefit. The benefits provided by this Agreement are granted by the Bank as a fringe benefit to Executive and are not a part of any salary reduction plan or any arrangement deferring a bonus or a salary increase. Executive has no option to take any current payments or bonus in lieu of the benefits provided by this Agreement.

2.3One Benefit Only. Despite any contrary provision contained in this Agreement, Executive (or their Beneficiary(ies)) may only become entitled to one (1) benefit under this Agreement, which shall be determined by the first event to occur under Sections 3 and 4 of this Agreement. The subsequent occurrence of events shall not entitle Executive or their Beneficiary(ies) to other or additional benefits under this Agreement.

3.0Supplemental Compensation Benefit.

3.1In the Event Executive Remains Employed by the Bank Throughout the Service Period. In the event that Executive Remains Employed throughout the Service Period, then he shall be entitled to receive an annual Executive Benefit of Twenty-Five Thousand Dollars ($25,000), payable for a period of Ten (10) years. Such annual Executive Benefit shall be paid by the Bank in twelve (12) substantially equal monthly installments, commencing on the first day of the first month immediately following the expiration of the Service Period, and continuing for a period of one hundred twenty (120) months thereafter.

4.0Effect of Death, Disability or Separation From Service Prior to the Expiration of the Service Period. If Executive Separates From Service, becomes Disabled or dies prior to the expiration of the Service Period, then he (or his designated Beneficiary[ies]) shall be entitled to receive one of the following benefit amounts, depending on the circumstances addressed below:

4.1Involuntary Termination. If Executive is Involuntarily Terminated by the Bank prior to the expiration of the Service Period, then he shall receive an annual amount equal to the Service Ratio multiplied by the annual Executive Benefit amount specified in Paragraph 3.1. This annual Executive Benefit shall be paid by the Bank in twelve (12) substantially equal monthly installments, commencing on the first day of the first month following the expiration of the Service Period, and continuing for a period of one hundred twenty (120) months thereafter.

4.2Disability. If Executive becomes Disabled prior to the expiration of the Service Period, then all vesting requirements regarding Executive Remaining Employed throughout the Service Period shall be waived and Executive shall become immediately vested in the full benefit identified in Paragraph 3.1. The NPV of the forgoing amount shall be paid in one (1) lump sum on the first day of the first month following Disability. Furthermore, the NPV calculation shall assume one hundred twenty (120) substantially equal monthly installment payments commencing on the first day of the first month following Disability.

4.3Change in Control Followed by Either an (i) Involuntary Termination or (ii) a Termination for Good Reason. If, prior to the expiration of the Service Period and at any time following a Change in Control, Executive is Involuntarily Terminated or Terminates for Good Reason, then Executive shall receive an annual amount equal to the following, depending on the date of such Separation From Service:

A.If Executive's Separation From Service pursuant to this Paragraph 4.3 occurs on or before 10th anniversary of Effective Date, then Executive shall be entitled to receive an annual amount equal to one half (1/2) the annual Executive Benefit specified in Paragraph 3.1.

B.If Executive's Separation From Service pursuant to this Paragraph 4.3 occurs on or after 10 years plus one day following Effective Date but before the expiration of the Service Period, then Executive shall be entitled to receive an annual amount equal to the Executive Benefit specified in Paragraph 3.1.

The forgoing annual Executive Benefit shall be paid by the Bank in twelve (12) substantially equal monthly installments, commencing on the first day of the first month following the expiration of the Service Period and continuing for a period of one hundred twenty (120) months thereafter.

4.4Termination for Cause or Voluntary Termination. If Executive Voluntarily Terminates prior to the expiration of the Service Period, or if Executive is Terminated for Cause at any time, then he shall forfeit any and all claims to benefits under this Agreement, and neither Executive nor his Beneficiary(ies) shall be entitled to receive any benefit pursuant to the terms of this Agreement.

4.5Death. In the event of Executive's death prior to the expiration of the Service Period and prior to Executive's Disability or Separation From Service with the Bank, then Executive's designated Beneficiary(ies) shall receive an annual amount equal to the Service Ratio multiplied by the annual Executive Benefit amount specified in Paragraph 3.1. This annual Executive Benefit shall be paid by the Bank in twelve (12) substantially equal monthly installments, commencing within forty-five (45) days of Executive's death and continuing for a period of one hundred twenty (120) months thereafter. The designated Beneficiary(ies) is not permitted, directly or indirectly, to designate the taxable year of any payment hereunder.

5.0Death After Becalming Entitled to Receive Payment., but Prior to Receiving Any or All uch Payments. If Executive should die after becoming entitled to the benefits specified under the provisions of Section 3 or 4 herein (including subparagraphs), but prior to receiving any or all such payments, then Executive's designated Beneficiary(ies) shall receive the remainder of such payments in the same amount and on the same schedule as Executive would have received had he survived.

6.0Intent to Comply With Code Section 409A. It is the intent of the parties to comply with all applicable Internal Revenue Code Sections, including, but not limited to, Code Section 409A. Thus, any benefits payable to a Specified Employee of a publicly traded company and as a result of a Separation From Service shall be withheld for six (6) months following such Separation From Service in order to comply with Code Section 409A, when applicable. In addition, for any individual affected by this six (6) month delay in payment imposed by Code Section 409A, and when the benefit is payable in installments, the aggregate amount of the first seven (7) months of installments shall be paid at the beginning of the seventh month following the date of Separation From Service. Monthly installment payments shall continue thereafter as called for.

7.0Non-Competition and Non-Solicitation/Non-Interference; Forfeiture in the Event of Breach; Mandatory Arbitration. Executive Benefits due pursuant to the provisions of Paragraphs 3.1, 4.1 and 4.2 shall be subject to the following non-competition and non-solicitation provisions; however, the following restrictions shall not apply to Executive Benefit amounts due pursuant to the provisions of Paragraph 4.3.

7.1Non-Competition and Non-Solicitation. For Executive Benefits due pursuant to the provisions of Paragraphs 3.1, 4.1 and 4.2, and notwithstanding any contrary provisions of this Agreement, then if any of the following events occur, whether before or after Executive begins to receive benefits under this Agreement, Executive's right to receive such benefits, and the Bank's obligation to provide such benefits, shall immediately terminate: During Executive's employment or for one (1) year after Executive's Termination of Employment, Executive is employed by, performs services for, or engages in any Competitive Activity or Solicitation Activity on behalf of a Conflicting Organization in the Bank's Market Area.

For the purposes of this Agreement, "Competitive Activity" means that Executive acts directly or indirectly as an employee, agent, stockholder (other than passive holdings of less than two percent (2%) of the outstanding shares of a publicly-traded company), member, officer, director, co-partner, advisor, or in any other individual or representative capacity, on behalf of a Conflicting Organization. In addition, the term "Conflicting Organization" is defined as any person, entity, or organization engaged (or about to become engaged) in a business similar to, or that competes with, the business of the Bank in the Bank's Market Area, including without limitation any bank or financial institution (including without limitation any trust company, finance company, or leasing company) in the Bank's Market Area. For the purposes of this Agreement, the "Bank's Market Area" is defined as including the following locations, either during Executive's employment or at the time of Executive's Termination of Employment: (a) any counties in the States of Washington, Oregon and/or Idaho in which the Bank (or any Bank subsidiary, affiliate, related business entity, successor, or assign) maintains a branch or other office, and all counties bordering on any such county, or (b) any counties in other States in which the Bank (or any Bank subsidiary, affiliate, related business entity, successor, or assign) maintains a branch or other office, and all counties bordering on any such county, or (c) any other county in which Employer has bona fide documented plans to establish a branch or office, as demonstrated by minutes of board of director meetings, regulatory correspondence, or other written communications with third parties (including legal or financial advisers) with respect to such geographic expansion, and of which Executive is aware due to his employment with the Bank.

Executive acknowledges that Employer currently has operations in various counties within the states of Washington, Oregon and Idaho, that Employer plans to continue to expand its operations and presence within these states and other states, and that as a member of Employer's senior management, Executive's services are integral to these operations and expansion plans.

For the purposes of this Agreement, "Solicitation Activity" means that Executive shall not solicit, directly or indirectly, on behalf of a Conflicting Organization in the Bank's Market Area, any customer, client, or employee of the Bank, including without limitation, soliciting or attempting to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any client or customer of the Bank to terminate or change the client or customer's relationship with the Bank, including without limitation, transferring the client or customer's business to a Conflicting Organization in the Bank's Market Area; or soliciting or attempting to solicit, induce, invite, encourage, recommend, request, or participate in recruiting any employee, current or future, of the Bank, to leave employment with the Bank in order to participate, as an employee or otherwise, in any manner in Competitive Activity for a Conflicting Organization in the Bank's Market Area; or to hire or cause to be hired or assist in the hiring of the Bank's current or future employees by a Conflicting Organization in the Bank's Market Area; or provide information to any third party to suggest, encourage, aid or facilitate such solicitation, inducement, recruitment or hiring.

Solicitation prohibited under this paragraph includes solicitation by any means, including, without limitation, meetings, phone calls, letters or other mailings, and electronic and interne communications of any kind, or any other type of conduct intended or reasonably calculated to induce or urge a client, customer, or employee to discontinue, in whole or in part, its employment or business relationship with the Bank.

7.2Injunctive Relief. Executive acknowledges and agrees that the Bank has a legitimate business interest in enforcement of the restrictions in this Section 7.0, including without limitation, the Bank's need to protect the goodwill of the Bank's business, its client relationships, the stability of its workforce, and other such legitimate business interests. In the event that Executive breaches or threatens to breach, or reasonably believes that Executive is about to breach the obligations of this Section 7.0, Executive acknowledges and agrees that the Bank shall be entitled to obtain injunctive relief in state or federal court, in addition to, and not in lieu of, any other legal or equitable rights and remedies available to the Bank. Executive acknowledges and agrees that the Bank will suffer immediate and irreparable harm from such breach or threatened breach and that money damages will not be adequate to compensate the Bank or to protect and preserve the status quo.

7.3Enforceability. If an arbitrator or a court of competent jurisdiction shall find any provision of this Agreement illegal or unenforceable, the arbitrator or court may reform such provision to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable, and so as to permit maximum restrictions that are legal and enforceable to be applied to the Executive's ability to compete with the Bank. If an arbitrator or court declines to amend any such provision as provided herein, the invalidity or unenforceability of any such provision shall not affect the validity or enforceability of the remaining provisions, which shall be enforced as if the offending provision had not been included in this Agreement.

8.0Beneficiary Designation.

8.1Beneficiary Designation. Executive shall have the right, at any time and using the accompanying Beneficiary Designation Form (or any such Bank approved form), to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Agreement shall be paid in the event of his death prior to complete distribution to the Executive of the benefits due. Each Beneficiary designation shall be in a written form and will be effective only when filed with the Bank during Executive's lifetime.

In addition to the forgoing, a divorce will automatically revoke the portion of a Beneficiary Designation Form designating the former spouse as a Beneficiary. The former spouse will be a Beneficiary under this Agreement only if a new such Beneficiary Designation Form naming the former spouse as a Beneficiary is filed after the date the dissolution decree is entered.

8.2Amendments to Beneficiary Designation. Any Beneficiary Designation Form may be changed by Executive without the consent of any designated Beneficiary by the filing of a new Beneficiary Designation Form with the Bank. The filing of a new Beneficiary Designation Form will cancel all Beneficiary designations previously filed. If an Executive's compensation is community property, any Beneficiary designation shall be valid or effective only as permitted under applicable law.

8.3No Beneficiary Designation. In the absence of a valid or effective Beneficiary Designation Form, or if all stated Beneficiaries predecease Executive or die prior to complete distribution of the Executive Benefit, then Executive's designated Beneficiary shall be deemed to be Executive's estate.

8.4Doubt as to Beneficiary. If there is a doubt as to the proper Beneficiary to receive payments pursuant to this Agreement, then the Bank shall have the right to withhold such payments until this matter is resolved.

8.5Effect of Payment to the Beneficiary. Payment to the deemed Beneficiary(ies) shall fully and completely discharge the Bank from all further obligations under this Agreement.

9.0IRS Section 280G Issues. If all or any portion of the amounts payable to Executive under this Agreement, either alone or together with other payments which Executive has the right to receive from the Employer, constitute "excess parachute payments" within the meaning of Section 280G of the Code that are subject to the excise tax imposed by Section 4999 of the Code (or similar tax and/or assessment), Executive shall be responsible for the payment of such excise tax and Employer (and its successor) shall be responsible for any loss of deductibility related thereto; provided, however, that Employer and Executive shall cooperate with each other and use all reasonable efforts to minimize to the fullest extent possible the amount of excise tax imposed by Section 4999 of the Code. If, at a later date, it is determined (pursuant to final regulations or published rulings of the Internal Revenue Service, final judgment of a court of competent

10.0Right to Determine Funding Methods. The Employer reserves the right to determine, in its sole and absolute discretion, whether, to what extent and by what method, if any, to provide for the payment of the amounts which may be payable to Executive, under the terms of this Agreement. In the event that the Employer elects to fund this Agreement, in whole or in part, through the use of life insurance or annuities, or both, the Employer shall determine the ownership and beneficial interests of any such policy of life insurance or annuity. The Employer further reserves the right, in its sole and absolute discretion, to terminate any such policy, and any other device used to fund its obligations under this Agreement, at any time, in whole or in part. Consistent with Section 11.0 below, Executive shall have no right, title or interest in or to any funding source or amount utilized by the Employer pursuant to this Agreement, and any such funding source or amount shall not constitute security for the performance of the Employer's obligations pursuant to this Agreement. In connection with the foregoing, Executive agrees to execute such documents and undergo such medical examinations or tests which the Employer may request and which may be reasonably necessary to facilitate any funding for this Agreement including, without limitation, the Employer's acquisition of any policy of insurance or annuity.

11.0Status as an Unsecured General Creditor. Except as provided below in this Paragraph 11.0,Executive agrees that: (i) Executive shall have no legal or equitable rights, interests or claims in or to any specific property or assets of the Employer as a result of this Agreement; (ii) none of the Employer's assets shall be held in or under any trust for the benefit of Executive or held in any way as security for the fulfillment of the obligations of the Employer under this Agreement; (iii) all of the Employer's assets shall be and remain the general unpledged and unrestricted assets of the Employer; (iv) the Employer's obligation under this Agreement shall be that of an unfunded and unsecured promise by the Employer to pay money in the future; and (v) Executive shall be an unsecured general creditor with respect to any benefits which may be payable under the terms of this Agreement.

Notwithstanding provisions (i) through (v) above, the Employer and Executive acknowledge and agree that, in the event that the Employer signs a definitive agreement calling for a transaction that would result in a change in control, upon request of the Executive, or in the Employer's discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the change in control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Employer, in its sole discretion, deems appropriate, in compliance with applicable provisions of the Code, and, pursuant to the Trusts, the Employer shall promptlyNotwithstanding provisions (i) through (v) above, the Employer and Executive acknowledge and agree that, in the event that the Employer signs a definitive agreement calling for a transaction that would result in a change in control, upon request of the Executive, or in the Employer's discretion if the Executive does not so request and the Employer nonetheless deems it appropriate, the Employer shall establish, not later than the effective date of the change in control, a Rabbi Trust or multiple Rabbi Trusts (the "Trust" or "Trusts") upon such terms and conditions as the Employer, in its sole discretion, deems appropriate, in compliance with applicable provisions of the Code, and, pursuant to the Trusts, the Employer shall promptly make contributions and/or transfer assets to the Trusts which facilitate and are appropriate to the discharge of the Trusts' obligations pursuant to this Agreement. The principal of the Trust or Trusts and any earnings thereon shall be held separate and apart from other funds of the Employer to be used for discharge of the Employer's obligations pursuant to this Agreement and shall continue to be subject to the claims of the Employer's general creditors until paid to the Executive in such manner and at such times as specified in this Agreement.

12.0Opportunity To Consult With Independent Advisors. Executive acknowledges that he has been afforded the opportunity to consult with independent advisors of his choosing including, without limitation, accountants or tax advisors and counsel regarding both the benefits granted to him under the terms of this Agreement and the (i) terms and conditions which may affect Executive's right to these benefits and (ii) personal tax effects of such benefits including, without limitation, the effects of any federal or state taxes, Section 280G of the Code, and any other taxes, costs, expenses or liabilities whatsoever related to such benefits, which in any of the foregoing instances Executive acknowledges and agrees shall be the sole responsibility of Executive notwithstanding any other term or provision of this Agreement. Executive further acknowledges and agrees that the Employer shall have no liability whatsoever related to any such personal tax effects or other personal costs, expenses, or liabilities applicable to Executive and further specifically waives any right for himself or herself, and his or her heirs, beneficiaries, legal representatives, agents, successor and assign to claim or assert liability on the part of the Employer related to the matters described herein. Executive further acknowledges that he has read, understands and consents to all of the terms and conditions of this Agreement, and that he enters into this Agreement with a full understanding of its terms and conditions.
13.0Claims Procedure.

13.1Named Fiduciary and Plan Administrator. The "Named Fiduciary and Plan Administrator" ("Administrator") of this plan shall be the Bank until its removal by the board of directors. As Administrator, the Bank shall be responsible for the management, control and administration of the Executive Supplemental Compensation Agreement as established herein. The Administrator may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

13.2Claims Procedure. In the event a dispute arises over the benefits under this executive plan and benefits are not paid to Executive (or to Executive's Beneficiary[ies], if applicable) and such claimants feel they are entitled to receive such benefits, then a written claim must be made to the Administrator named above in accordance with the following procedures:

A.Written Claim. The claimant may file a written request for such benefit to the Administrator.

B.Claim Decision. Upon receipt of such claim, the Administrator shall respond to such claimant within ninety (90) days after receiving the claim. If the Administrator determines that special circumstances require additional time for processing the claim, the Administrator can extend the response period by an additional ninety (90) days for reasonable cause by notifying the claimant in writing, prior to the end of the initial ninety (90) day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Administrator expects to render its decision.

If the claim is denied in whole or in part, the Administrator shall notify the claimant in writing of such denial. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)The specific reasons for the denial;
(ii)The specific reference to pertinent provisions of the Agreement on which the denial is based;
(iii)A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
(iv)Appropriate information as to the steps to be taken if the claimant wishes to submit the claim for review and the time limits applicable to such procedures; and
(v)A statement of the claimant's right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

C.Request for Review. Within sixty (60) days after receiving notice from the Administrator that a claim has been denied (in part or all of the claim), then claimant (or their duly authorized representative) may file with the Administrator, a written request for a review of the denial of the claim.

The claimant (or his duly authorized representative) shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Administrator shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits.

D.Decision on Review. The Administrator shall respond in writing to such claimant within sixty (60) days after receiving the request for review. If the Administrator determines that special circumstances require an extension of time for processing the claim, written notice of the extension shall befurnished to the claimant prior to the termination of the initial sixty (60) day period. In no event shall such extension exceed a period of sixty (60) days from the end of the initial period. The notice of extension must set forth the special circumstances requiring an extension of time and the date by which the Administrator expects to render its decision.

In considering the review, the Administrator shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

The Administrator shall notify the claimant in writing of its decision on review. The Administrator shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)The specific reasons for the denial;
(ii)A reference to the specific provisions of the Agreement on which the denial is based;
(iii)A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant's claim for benefits; and
(iv)A statement of the claimant's right to bring a civil action under ERISA Section 502(a)

E.Disability Claims. In addition to the forgoing, all Disability claims will be handled in a manner which complies with the reduced timeframe required for responding to such claims and in a matter which is compliant with all ERISA and the U.S. Department of Labor Regulations. In the event of a claim for Disability, the Administrator shall provide additional procedural information.

13.3Notice. Any notice required or permitted of either Executive or the Employer under this Agreement shall be deemed to have been duly given, if by personal delivery, upon the date received by the party or its authorized representative; if by facsimile, upon transmission to a telephone number previously provided by the party to whom the facsimile is transmitted as reflected in the records of the party transmitting the facsimile and upon reasonable confirmation of such transmission; and if by mail, on the third day after mailing via U.S. first class mail, registered or certified, postage prepaid and return receipt requested, and addressed to the party at the address given below for the receipt of notices, or such changed address as may be requested in writing by a party.

If to the Employer: Columbia State Bank
1301 A Street
Tacoma, WA 98402
Attention Corporate Secretary/Cathleen Dent

If to Executive:

13.4Arbitration of Disputes. Other than as addressed in Section 7.0, all unresolved claims, disputes and other matters in question arising out of or relating to this Agreement or the breach or interpretation thereof, (including the scope of this mandatory arbitration provision), and other than those matters which are to be determined by Employer in its sole and absolute discretion, shall be resolved by binding arbitration before a single arbitrator to be selected by the parties (unless prohibited by ERISA). Notice of the demand for arbitration shall be in writing and served on the other party to this Plan. Within ten (10) days after notice by one party to the other of its demand for arbitration, the parties shall confer as to the selection of an arbitrator. The arbitration shall be subject to the rules of procedure established by the Employment Arbitration Rules of the American Arbitration Association ("AAA"), and shall be conducted in Tacoma, Washington, unless otherwise agreed to by the parties. The arbitrator shall apply Washington law, without regard to its choice of law principles. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. Any award, order or judgment pursuant to the arbitration shall be final and binding upon the parties and their successors and assigns, and may be entered and enforced in any court of competent jurisdiction. The requirements of this Section 13.0 do not prohibit the filing of a court action by either party for temporary equitable relief in aid of arbitration. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts of Washington in any legal suit, action or proceeding for purposes of (a) enforcing this arbitration provision, (b) entering and enforcing any award, order, or judgment pursuant to this arbitration provision, and (c) any legal suit, action or proceeding to obtain temporary equitable relief as set forth above.

13.5Attorneys' Fees. In the event of any arbitration or litigation concerning any controversy, claim or dispute between the parties hereto, arising out of or relating to this Agreement or the breach hereof, or the interpretation hereof, to the extent permitted by law (a) each party shall pay his own attorneys' arbitration and legal fees incurred pursuant to this Agreement; and (b) if Executive prevails, he shall be entitled to recover from the other party reasonable expenses, attorneys' fees and costs incurred in the enforcement or collection of any judgment or award rendered. The term "prevails" applies if the arbitrator(s) or court finds that Executive is entitled to contested money payments from the other, but does not necessarily imply a judgment rendered in favor of Executive.

13.6Confidential/Non-Disclosure Clause. Unless disclosure is otherwise required by legal or regulatory requirements, Executive shall keep the existence of this Agreement and all terms hereof (including, without limitation, the amount of any benefits received hereunder) strictly confidential. Executive shall keep this Agreement in a secure, private location and shall use his best efforts to prevent this Agreement from being seen by others, including, without limitation, co-workers.
14.0Miscellaneous.

14.1Assignment. Executive shall have no power or right to transfer, assign, anticipate, hypothecate, modify or otherwise encumber any part or all of the amounts payable hereunder, nor, prior to payment in accordance with the terms of this Agreement, shall any portion of such amounts be: (i) subject to seizure by any creditor of the Executive, by a proceeding at law or in equity, for the payment of any debts, judgments, alimony or separate maintenance obligations which may be owed by Executive; or (ii) transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any such attempted assignment or transfer shall be void.

14.2Binding Effect/Merger or Reorganization. This Agreement shall be binding upon and inure to the benefit of Executive and the Employer. Accordingly, the Employer shall not merge or consolidate into or with another corporation, or reorganize or sell substantially all of its assets to another corporation, firm or person, unless and until such succeeding or continuing corporation, firm or person agrees to assume and discharge the obligations of the Employer under this Agreement.

14.3Non-waiver. The failure of either party to enforce at any time or for any period of time any one or more of the terms or conditions of this Agreement shall not be a waiver of such term(s) or condition(s) or of that party's right thereafter to enforce each and every term and condition of this Agreement.

14.4Partial Invalidity/Severability. If any term, provision, covenant, or condition of this Agreement is determined by an arbitrator or a court, as the case may be, to be invalid, illegal, void, or unenforceable, then such term, provision, covenant, or condition shall be deemed ineffective and unenforceable and shall be deemed separable from the remaining provisions of this Agreement. Further, such determination shall not render any other term, provision, covenant or condition invalid, illegal, void or unenforceable, and the remaining terms, provisions, covenants, and conditions of the Agreement shall remain in full force and effect notwithstanding such partial invalidity.

14.5Entire Agreement. Each party to this Agreement acknowledges that no other representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not set forth herein, and that no other agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party with respect to the terms of this Agreement. Executive and the Employer understand, acknowledge and agree that Executive and the Employer have entered into other agreements that contain either change-in-control terms or restrictive covenants, including without limitation the Change in Control Agreement (and any amendments or restatements thereto).

The parties understand, acknowledge and agree that the terms of this Agreement are not intended by Executive or the Employer, and shall not be interpreted by any party, court or arbitrator, to supersede, modify, amend, change, negate, cancel or render null or void any other change-in-control terms or restrictive covenants between the parties contained in any such other agreements (or any amendments or restatements thereof). This Agreement shall be separate and independent from any other agreement by and between the Employer and the Executive.

14.6Modifications. Any modification of this Agreement shall be effective only if it is in writing and signed by each party or such party's authorized representative.

14.7Paragraph Headings. The paragraph headings used in this Agreement are included solely for the convenience of the parties and shall not affect or be used in connection with the interpretation of this Agreement.

14.8No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person.

14.9Governing Law. The laws of the State of Washington, other than those laws denominated choice of law rules, and where applicable, the rules and regulations of the Board of Governors of the Federal Reserve System, Federal Deposit Insurance Corporation, Office of the Comptroller of the Currency, or any other regulatory agency or governmental authority having jurisdiction over the Employer, shall govern the validity, interpretation, construction and effect of this Agreement.

14.10Gender. Whenever in this Agreement words are used in the masculine, feminine or neuter gender, they shall be read and construed as in the masculine, feminine or neuter gender, whenever they should so apply.

14.11Effect on Other Bank Benefit Plans. Nothing contained in this Agreement shall affect the right of the Executive to participate in or be covered by any qualified or non-qualified pension, profit-sharing, group, bonus or other supplemental compensation or fringe benefit plan constituting a part of the Bank's existing or future compensation structure.

14.1212 U.S.C. 1828(k). Any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon his compliance with 12 U.S.C. § 1828(k) or any regulations promulgated thereunder.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS RECEIVED AND READ OR HAS HAD THE OPPORTUNITY TO READ THIS AGREEMENT, INCLUDING WITHOUT LIMITATION THE AGREEMENT TO ARBITRATION OF DISPUTES UNDER PARAGRAPH 13.4. EXECUTIVE ACKNOWLEDGES AND UNDERSTANDS THAT THIS AGREEMENT TO ARBITRATION OF DISPUTES REQUIRES THAT DISPUTES THAT INVOLVE THE MATTERS SUBJECT TO THE AGREEMENT BE SUBMITTED TO MEDIATION OR ARBITRATION PURSUANT TO THE ARBITRATION AGREEMENT RATHER THAN TO A JUDGE AND JURY IN COURT.

COLUMBIA STATE BANK
Dave Lawson

Date:
EVP/Chief Human Resources Office

Date:
Executive- Signature